CSW
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Central and South West Corporation
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NEWS RELEASE
1616 Woodall Rodgers Freeway
P.O. Box 660164 * Dallas, Texas 75266-0164

                                Central Power and Light Company, Corpus Christi Public Service Company of Oklahoma, Tulsa Southwestern Electric Power Company, Shreveport West Texas Utilities Company, Abilene
                                Central and South West Services, Inc., Dallas
                                  and Tulsa
                                CSW Communications, Inc., Austin
                                CSW Credit, Inc., Dallas
                                CSW Energy, Inc., Dallas
                                CSW International, Inc., Dallas
                                CSW Leasing, Inc., Dallas
                                EnerShop Inc., Dallas
                                SEEBOARD plc, Crawley, West Sussex, U.K.

FOR IMMEDIATE RELEASE


                             CSW voices displeasure
                       Over PUCT Commissioners' Statements

        Dallas (March 6, 1997) -- Central and South West Corporation (NYSE: CSR) voiced strong displeasure about statements made March 5 by members of the Public Utility Commission of Texas (PUCT). The statements were made regarding the pending base rate case of CSW's subsidiary Central Power and Light Company.
        "We are extremely troubled by some of the remarks the commissioners made regarding the pending final decision in CPL's rate case," said E.R. Brooks, CSW chairman, president and chief executive officer. "Some of these statements seem to raise an issue of whether the Commission is bound by its prior decisions. We believe it is."
        Administrative law judges for the State Office of Administrative Hearings on Jan. 21 issued a Proposal for Decision on CPL's request for a $71 million rate increase. The administrative law judges' recommendations would increase CPL's annual revenues by $7.2 million.
        Moody's Investors Service, in a Jan. 24 opinion update concerning CPL's bond rating, described the CPL rate case as "pivotal" for CPL because it will determine whether or not the company can mitigate its fixed costs and regulatory assets associated with its participation in the South Texas Project nuclear generating plant (STP).
        During the Wednesday meeting, Commissioner Judy Walsh questioned whether the PUCT is bound by its findings in prior rate cases regarding recovery of invested capital. Specifically, Commissioner Walsh suggested that the recovery of invested capital should be based upon the current competitive environment rather than the reasonableness of the utility's investment as previously determined by the PUCT.
        Brooks emphasized that "If the Commission's final decision is inconsistent with prior orders that determined that all of STP costs currently in rate base are reasonable, CPL will vigorously pursue its legal rights for full recovery of its invested capital."
        Commissioners on Wednesday pushed back the procedural deadline for a final decision until March 31. Meetings to discuss the case are tentatively scheduled for March 18 and 19, and a final decision is now expected during the March 26 Commission meeting.
        In November 1995 CPL filed a request to increase its retail base rates by $71 million. The proposed rate increase was put into effect under bond in May 1996. The difference between the bonded rates collected since May 1996 and the rate levels ultimately approved by the Commissioners is subject to refund to customers with accrued interest. CSW's management cannot predict the ultimate outcome of CPL's rate case.
        Central and South West Corporation is a public utility holding company based in Dallas. Central and South West owns four electric operating subsidiaries in the United States, a regional electricity company in the United Kingdom, and non-utility subsidiaries that offer independent power production, telecommunications, energy efficiency and financial transactions.
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Media contact: Larry Jones, senior communications consultant for Central and
South West Corporation, 214 683-3703.

Financial community contact: Sharon R. Peavy, director of investor relations for Central and South West Corporation, 214 777-1277.

Internet inquiries: corpcom @csw.com